Called Higher Studios, Inc.

ANNUAL REPORT

231 Public Square

Suite 300 PMB 41

Franklin, TN 37064

1-888-552-2553

www.calledhigherstudios.com

This Annual Report is dated May 09, 2025.

BUSINESS

Called Higher Studios, Inc was, at the time of formation, intended to be the first Christian, fan owned faith based movie studio. We develop, produce, and distribute content in the form of films, television programs, and short form media to the Christian audience. Our unique value is that we are crowd owned, giving us the ability to listen and interact with our investors and fans. Called Higher Studios was incorporated on June 4, 2019 in Delaware. Since that time, we moved to develop more faith, family and inspirational content.

Faith based films are a particular genre that appeal to people of faith. By sourcing inspirational stories that have a common theme, we develop pilots or scripts around this material and then utilize a team of people, commonly directors, actors, and other film related tradesmen to produce visual content in the form of movies or television. We then distribute this media and attempt to create profitable returns for the company.

Jason Brown currently owns 100% of Global Development Alpha, LLC. This LLC’s sole purpose is to own the stock of Called Higher Studios, Inc. There are currently no business relationships between the two companies other than a parent company ownership through Global Development Alpha, LLC.

PREVIOUS OFFERINGS

In July 2019, the Company issued 1,500,000 shares of Class B Voting Common Stock at $0.017 per share and 187,500 shares of Class B Voting Common Stock at $0.00053 per share resulting in gross proceeds of $25,000 and $100, respectively. These stock issuances were conducted under terms of a restricted stock purchase agreement with no vesting requirements.

In July 2019, the Company entered into an advisory board agreement to provide the Company with board advisory services. The Company issued 46,875 Class A Voting Common Stock, par value $0.00001 per share in exchange for providing strategic advisory services.

During the years ended December 31, 2019 & 2020, the Company raised gross proceeds of $1,065,812 in an offering of its Class A Voting Common Stock pursuant to an offering under Regulation Crowdfunding, issuing 1,089,123 shares of Class A Voting Common Stock at $1.00 per share. This offering closed on March 31, 2020.

In December 2020, the Company issued 4,529 shares of Class A Voting Common Stock at $5.52 per share resulting in gross proceeds of $25,000 which were received in January 2021.

During the years ended December 31, 2020 & 2021, the Company raised gross proceeds of $803,479 in an offering of its Class A Voting Common Stock pursuant to an offering under Regulation A, issuing 148,221 shares of Class A Voting Common Stock at $5.52 per share. This offering closed on June 30, 2021.

During the years ended December 31, 2022 & 2023, the Company raised gross proceeds of $552,827 in an offering of its Class A Voting Common Stock pursuant to an offering under Regulation Crowdfunding, issuing 181,255 shares of Class A Voting Common Stock at $2.89 per share. This offering closed on May 11, 2023.

During the years ended December 31, 2023, the Company raised gross proceeds of $570,014 in an offering of its Class A Voting Common Stock pursuant to an offering under Regulation Crowdfunding, issuing 352,989 shares of Class A Voting Common Stock at $1.76 per share. This offering closed on Sep 16, 2023.

During the year ended December 31, 2023, the Company issued 200,000 Class B Common Stock in exchange for $2.

On February 7, 2023, a stockholder elected to convert 187,500 shares of Class B Voting Shares into 187,500 Class A Shares.

On February 9, 2023, a stockholder elected to convert 1,500,000 shares of Class B Voting Common Stock into 1,500,000 Class A Shares.

In June of 2024, the Company entered into an alliance agreement to provide the Company with strategic advisory services on the development, production and implementation of the Company’s content, business, marketing strategies and financing alternatives. The Company issued 7,134,892 Class A Voting Common Stock, par value $0.00001 per share in exchange for providing strategic advisory services.

In July of 2024, the Company issued 16,000,000 Class A voting shares, at a fair market value of $0.0048 and price of $0.00001 per share. These stock issuances were conducted under terms of a restricted stock purchase agreement with 1/4th of the shares will be vested a year later after the date of this agreement, in July of 2025, and each following month 1/48th shares will be vested.

Name: Class B Voting Common Stock

Type of security sold: Equity

Final amount sold: $25,100

Number of Securities Sold: 1,687,500

Use of proceeds: Initial Stock Issuance

Date: July 26, 2019

Offering exemption relied upon: Section 4(a)(2)

Name: Class A Voting Common Stock

Type of security sold: Equity

Final amount sold: $25

Number of Securities Sold: 46,875

Use of proceeds: Initial Stock Issuance

Date: July 26, 2019

Offering exemption relied upon: Section 4(a)(2)

Name: Class A Common Stock

Type of security sold: Equity

Final amount sold: $1,065,812

Number of Securities Sold: 1,103,067

Use of proceeds: Initial Stock Issuance

Date: March 30, 2020

Offering exemption relied upon: Section 4(a)(2)

Name: Class A Common Stock

Type of security sold: Equity

Final amount sold: $25,000

Number of Securities Sold: 4,529

Use of proceeds: Initial Stock Issuance

Date: December 29, 2020

Offering exemption relied upon: Section 4(a)(2)

Name: Class A Common Stock

Type of security sold: Equity

Final amount sold: $803,479

Number of Securities Sold: 148,221

Use of proceeds: Initial Stock Issuance

Date: June 30, 2021

Offering exemption relied upon: Section 4(a)(2)

Name: Class B Voting Common Stock

Type of security sold: Equity

Final amount sold: $2

Number of Securities Sold: 200,000

Use of proceeds: Initial Stock Issuance

Date: February 8, 2023

Offering exemption relied upon: Section 4(a)(2)

Name: Class A Common Stock

Type of security sold: Equity

Final amount sold: $552,827

Number of Securities Sold: 181,255

Use of proceeds: Initial Stock Issuance

Date: May 11, 2023

Offering exemption relied upon: Section 4(a)(2)

Name: Class A Common Stock

Type of security sold: Equity

Final amount sold: $570,014

Number of Securities Sold: 352,989

Use of proceeds: Initial Stock Issuance

Date: September 16, 2023

Offering exemption relied upon: Section 4(a)(2)

Name: Class A Voting Common Stock

Type of security sold: Equity

Final amount sold: $2

Number of Securities Sold: 200,000

Use of proceeds: Initial Stock Issuance

Date: February 8, 2023

Offering exemption relied upon: Section 4(a)(2)

Name: Class A Voting Common Stock

Type of security sold: Equity

Final amount sold: $34,176

Number of Securities Sold: 7,134,892

Use of proceeds: Initial Stock Issuance

Date: June 20, 2024

Offering exemption relied upon: Section 4(a)(2)

Name: Class A Voting Common Stock

Type of security sold: Equity

Final amount sold: $76,800

Number of Securities Sold: 16,000,000

Use of proceeds: Initial Stock Issuance

Date: July 2,2024

Offering exemption relied upon: Section 4(a)(2)

REGULATORY INFORMATION

The company has had prior instances of non-compliance with the requirements of Regulation Crowdfunding, but filed the required annual reports in the previous years and was brought back into compliance; the filing of this annual report occurred post the April 30th, 2025 filing deadline. With this filing, we are now back in compliance.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATION

Operating Results – 2023 compared to 2022

How long can the business operate without revenue:

It is not our intention to operate without revenue. In the case of having zero revenue or low revenue, we would scale down operations, in which case we believe we could operate for an additional 6 to 8 months without revenue, capital contributions and/or debt provided by our parent company and/or other investors. It is important to note that we do not incur major production expenses unless we have projects being developed or that are in production, so this expense can be monitored based on the number of projects we have at any given time. Currently we have multiple projects that have been sold, including one feature film to Netflix and one to Hallmark. It is important to note that once they purchase the rights to a film, no revenue is guaranteed until they greenlight the project and it is entirely possibly that they could “shelve” the project and never greenlight it. Revenue is only predictable once they greenlight the project and fund the budget as our revenue is usually a specific fee or a percentage of the budget with additional revenue sometimes, but not always, tied to the success of the film.

Foreseeable major expenses based on projections:

Our major expenses foreseen are overhead, marketing, public relations, project development, and fees associated with Regulation CF and Regulation A. As we choose projects and make the decision that it is in the company’s best interest to attempt to produce and distribute that project, some of the major foreseeable expenses that could occur are expenses related to hiring writers to develop the script, casting, actor payments, director payments, producer payments, film crew, editing and post production expenses, marketing and film sales related expenses, and film finance expenses. Other expenses that we expect to incur are accounting and auditing fees, as well as legal fees. Our future projects, Untitled Documentary, The Grace of Christ and the Anne Beiler Story, are potential projects that could have expenses associated with them as we move forward.

Future operational challenges:

Crowd management - as our fan and investor base grows, managing the communications and expectations of individual fans and investors becomes more challenging. This will require additional resources, both capital and human. Currently we have not been profitable since inception, this could have a negative impact on our investor sentiment and could lead to a decline in future capital, moral, and public relations support.

Finding quality content - our business relies on finding quality source material and/or partnering with other companies who have the rights to quality content.

Future challenges related to capital resources:

Our core business is supported by our community, so our ability to aggregate like-minded people is essential to our business. There is the possibility that our estimates on fans and investors are not met. While we have the ability to self-fund our company by taking on additional debt, capital calls, or engaging outside investors, the ability to source a “crowd” around our mission opens additional revenue streams for our company. The crowdfunding space for Regulation A and Regulation CF is growing and this could become an issue for us and multiple other studios and companies similar to ours dilute our potential ability to gain crowd investors and stand out in the space. It is also inherently very difficult to raise capital for the entertainment industry due to several factors, including but not limited to, high risk, long timelines to ROI, limited collateral, competition, and investor lack of expertise. Therefore raising capital could be very difficult for us and could affect our financial outcomes.

Past & Future milestones and events:

The closing of our first Regulation A Offering was a great milestone. It offered us the ability to increase our capital and our crowd investors. Also, the sale & completion of our first feature film, Camp Hideout, was a great milestone that, in our opinion, proved our ability to make a profitable film through the Called Higher Studios model.

The future opening and closing of a subsequent larger crowdfunding raise.

Paradise Found rights were purchased, or sometimes referred to as “sold” in the tv and film industry, to Netflix in 2024 via 101 Studios with Called Higher Studios, Inc attached to produce along with 101 Studios. Called Higher Studios, Inc, could generate additional revenues from production fees and a potential buyout of backend participants. It is important to note that Netflix has the sole right to decide if and when they would like to make the film. In the event Netflix decides not to green light the film, then no revenue would be generated from the project through the current deal.

Wing Daughters rights, in a development agreement with option for production and license, were tied up to Hallmark in 2024. Called Higher Studios, Inc, could generate additional revenues from production fees, ownership, and license fees from the film. It is important to note that Hallmark has the sole right to decide if, and when, they would like to make the film. In the event Hallmark decides not to green light the film, then no revenue would be generated from the project in this deal.

We have generated some minor, insignificant revenue through the acquisition of 316tees, our faith t-shirt company. It has generated $57k in gross sales in 2023 & $40k in 2024. We expect to start generating additional revenue over the next 12 to 18 months from projects such as the co-produced documentary with Camp Fire Studios. Revenue is dependent on our ability to license or sale the documentary which always carries the risk of not being sold which would result in no revenue being generated from it. If we are able to generate additional revenue according the 12 to 18 month timeline, we may not be able to be profitable by that time. It is dependent upon how many projects and what types of projects we engage in. There is the potential for Called Higher Studios to generate revenues that are not dependent upon creating and distributing our own feature film(s); examples of these types of revenues would be utilizing our platform and community to advertise another studio’s film project(s), selling company owned or branded merchandise, producing or consulting on films for a fee, or growing business line extensions that fit well with our customer profile and would be advantageous for Called Higher Studios, Inc through profits and/or lowering our customer acquisition costs for our content.

Operating Results – 2024

Balance Sheet Information
Cash and Cash Equivalents:	18,748
Current Assets:
Accounts and Notes Receivable:	10,000
Prepaid Expenses:	750,000
Other:	6,728
Prepaid Expenses:	750,000
Non Current Assets:	182,136
Total Assets:	967,612
Accounts Payable and Accrued Liabilities:	1,409,753
Long Term Debt:	0
Total Liabilities:	1,409,753
Total Stockholders’ Equity:	(442,141)
Total Liabilities and Equity:	967,612

Statement of Comprehensive Income Information
Total Revenues:	39,869
Costs and Expenses Applicable to Revenues:	35,246
Depreciation and Amortization:	14,636
Net Income (Loss):	(588,631)

Name of Auditor (if any):	Mongio & Associates CPAs, LLC

Liquidity & Capital Resources

To-date, the company has been financed with $3,087,214 in equity, $25,000 from capital contributions and $1,000 from an EIDL grant.

We completed a revenue participation offering in April 2024 that raised $34,970 to be used for development & productions costs for the Annie Beiler film project.

We will require additional financing in order to perform operations over the lifetime of the Company. We are currently attempting to raise capital through a Series A Preferred Offering. We currently do not have additional sources of capital other than the proceeds from past offerings. Although capital may be available for early-stage companies, there is no guarantee that the Company will receive any investments from investors.

Runway & Short/Mid Term Expenses:

Called Higher Studios, Inc. cash in hand is $13,142 as of May 2025. Over the last three months, revenues have averaged $1,681/month, cost of goods sold has averaged $1,000/month, and operational expenses have averaged $11,796/month, for an average burn rate of $11,115 per month. Our intent is to be profitable in 36-48 months.

Over the next 3-6 months, we expect to generate an additional $10-$30k from t-shirt and merch sales. Production and fulfilment expenses as well as monthly overhead for 6 months we estimate to be $30k. These are forward looking projections and are not guaranteed.

Besides capital already raised, currently as of this filing there are not any other sources of capital on which we expect to rely.

Debt

At May 7,2025, the Company had $0 in credit card debt $59k in accounts payable & $44k in notes payable to a related party shareholder. The company also has contingent revenue share liabilities of $1.76M.

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

Our directors and executive officers as of the date hereof, are as follows:

Jason Brown –Founder, President, Chief Executive Officer, Director

Jason Brown is the Founder, President, CEO and Director of the company. He has served in this position since the company’s founding. Prior to founding the company, from 2017 to 2019, Mr. Brown was the CEO of Arolucha Inc., overseeing its developing stages, vision and staffing. Prior to that, from 2014 to 2016, Mr. Brown was the CEO of Aroluxe, LLC, a marketing agency, overseeing its corporate strategy, vision and execution. Mr. Brown has produced feature films that have been distributed by Netflix & Walmart. Additionally, he founded a production company which helped to create over 300 hours of network television that aired on POPtv, a channel owned by CBS & Lionsgate. His experience in community building and film & television drive his passion for Called Higher Studios. Mr. Brown currently serves on the board of Global Development Alpha, LLC, overseeing the operations of this holding company, which holds a significant interest in Called Higher Studios, Inc.

Phillip Glasser – On February, 26th, 2024, Phillip Glasser was added to the Board of Directors of Called Higher Studios, Inc via Written Consent of the Board of Directors of Called Higher Studios, Inc.

Jeffrey Seraphine - On February, 26th, 2024, Jeffrey Seraphine was added to the Board of Directors of Called Higher Studios, Inc via Written Consent of the Board of Directors of Called Higher Studios, Inc.

PRINCIPAL SECURITY HOLDERS

Set forth below is information regarding the beneficial ownership of our Common Stock, our only outstanding class of capital stock, as of December 31, 2024, by (i) each person whom we know owned, beneficially, more than 10% of the outstanding shares of our Common Stock, and (ii) all of the current officers and directors as a group. We believe that, except as noted below, each named beneficial owner has sole voting and investment power with respect to the shares listed. Unless otherwise indicated herein, beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to shares beneficially owned.

Title of class: Class A Voting Common Stock

Stockholder Name: Jason Brown

Amount and nature of Beneficial ownership: 8,000,000 Percent of class: 30

Title of class: Class A Voting Common Stock

Stockholder Name: Phillip Glasser

Amount and nature of Beneficial ownership: 8,000,000 Percent of class: 30

Title of class: Class A Voting Common Stock

Stockholder Name: 101 Studios LLC

Amount and nature of Beneficial ownership: 7,134,892 Percent of class: 27

RELATED PARTY TRANSACTIONS

On January 1, 2023, the Company entered into a three-year Agreement with an entity of which the majority stockholders are also majority stockholders in the Company. The agreement requires the Company to submit projects to the related party on an exclusive first look basis in exchange for a monthly overhead fee and office space for the term of the Agreement plus an additional 6 months. This agreement was cancelled effective July 31, 2023.

On February 21, 2023, the Company entered into a platform license agreement with a faith-based advertising agency of which the majority stockholder is also a major stockholder in the Company and was granted a perpetual, exclusive, worldwide license to implement and commercialize the assets connected to the entity’s platform. This agreement was cancelled effective September 26, 2023. No revenue or expenses were recognized under this agreement.

During 2023, the Company entered into a marketing services agreement with an entity of which the majority stockholders are also majority stockholders in the Company. The agreement required the Company to manage and purchase the advertising to promote the theatre release of the Camp Hideout film in exchange for a $75k fee and reimbursement of all purchased advertising. The Company also sublet office space from this entity for three months while the Company’s efforts were focused on the marketing services agreement.

During 2023, the Company loaned a related party $27,979 for overhead costs that will be repaid in 2024. The amount due bears no interest and is considered payable on demand. As of December 31, 2023, the amount due from the related party is $27,979. As of December 31st, 2024, the amount was considered to be fully repaid.

During 2024, the Company entered into a loan agreement with a related party shareholder pursuant to which it received proceeds of $50,000. The loan bears interest at a fixed rate of 3% per annum, calculated as simple interest on the unpaid principal balance. Interest accrues beginning July 1, 2024, is computed on the basis of a 365-day year and actual days elapsed, and is payable monthly on the first day of the month following each month.

OUR SECURITIES

Our authorized capital stock consists of 36 million shares of Class A Voting common stock 5 million shares of Class B Voting common stock and 9 million shares of preferred stock. All shares have a $0.00001 par value per share. As of December 31, 2024, there were 26,683,031 of Class A Voting common stock outstanding and 200,000 shares of Class B Voting common stock issued and outstanding. The following is a summary of the rights of our capital stock as provided in our certificate of incorporation and bylaws.

Class A and Class B common stock holders have identical rights, with the exception of voting rights, to which Class B stockholders shall be entitled to ten (10) votes for each share on all matters whereas Class A stockholders shall be entitled to one (1) vote for each share. Each share of Class B Voting Common Stock is convertible into one share of Class A Voting Common Stock.

On February 9, 2023, all class B shares were converted to Class A. Effective February 10, 2023 the right for each share of Class B Voting Common Stock to convert into one share of Class A Voting Common Stock was removed. This was also approved and ratified on April 25th, 2023.

On February 7, 2023, Called Higher Studios approved, with a Board Consent, an amended and restated employment agreement for Jason Brown, CEO, which increased his annual compensation, granted him 3,312,500 shares of Class B Voting Common Stock which vests upon issuance, provided for an annual cash bonus based on defined milestones and included annual grants of at least 50,000 shares of Common Stock which vests upon issuance. On April 25, 2023 Jason Brown rejected these Class B shares and Company deemed them Void Ab Initio and no value was assigned.

On August 9, 2023 the Company issued 200,000 shares of class B Voting Common Stock.

Preferred stockholders voting rights are determined by the Board prior to offering and stated/confirmed at the time of issue. The Preferred Stock has no voting rights. Preferred stock has liquidation preferences in the case of a liquidation of the Company under the terms of the articles of incorporation and may be assigned additional rights and privileges.

No preferred stock issued or outstanding

What it means to be a minority holder

As a minority holder you will have limited ability, if at all, to influence our policies or any other corporate matter, including the election of directors, changes to our company’s governance documents, additional issuances of securities, company repurchases of securities, a sale of the company or of assets of the company or transactions with related parties.

Dilution

Investors should understand the potential for dilution. The investor’s stake in a company could be diluted due to the company issuing additional shares. In other words, when the company issues more shares, the percentage of the company that you own will decrease, even though the value of the company may increase. You will own a smaller piece of a larger company. This increase in number of shares outstanding could result from a stock offering (such as an initial public offering, another crowdfunding round, a venture capital round or angel investment), employees exercising stock options, or by conversion of certain instruments (e.g. convertible notes, preferred shares or warrants) into stock.

If we decide to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share (though this typically occurs only if we offer dividends, and most early stage companies are unlikely to offer dividends, preferring to invest any earnings into the company).

The type of dilution that hurts early-stage investors most occurs when the company sells more shares in a “down round,” meaning at a lower valuation than in earlier offerings.

If you are making an investment expecting to own a certain percentage of the company or expecting each share to hold a certain amount of value, it’s important to realize how the value of those shares can decrease by actions taken by the company. Dilution can make drastic changes to the value of each share, ownership percentage, voting control, and earnings per share.

RESTRICTIONS ON TRANSFER

The common stock sold in the Regulation CF offering, may not be transferred by any purchased, for a period of one-year beginning when the securities were issued, unless such securities are transferred:

(1)	to the Company;

(2)	to an accredited investor;

(3)	as part of an offering registered with the SEC; or

(4)	to a member of the family of the purchaser or the equivalent, to a trust controlled by the purchaser, to a trust created for the benefit of a member of the family of the purchaser or the equivalent, or in connection with the death or divorce of the purchaser or other similar circumstance.

SIGNATURES

Pursuant to the requirements of Sections 4(a)(6) and 4A of the Securities Act of 1933 and Regulation Crowdfunding (§ 227.100-503), the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form C and has duly caused this Form to be signed on its behalf by the duly authorized undersigned, on May 9, 2025.

Called Higher Studios, Inc.

By	/s/ Jason Brown
Name:	Jason Brown
Title:	Chief Executive Officer

Exhibit A

Called Higher Studios, Inc. and Subsidiaries

Consolidated Financial Statements

Years ended December 31, 2024 and 2023

To Management

Called Higher Studios, Inc.

We have audited the accompanying consolidated statement of financial position of Called Higher Studios, Inc. and its subsidiaries as of December 31, 2024 and 2023 and the related consolidated statement of operations, consolidated statement of cash flows, and consolidated statement of changes in stockholders’ equity for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

We believe that our audits provide a reasonable basis for our opinion. In our opinion, the financial statements referred to above, present fairly, in all material respects, the financial position of Called Higher Studios, Inc. as of December 31, 2024 and 2023 and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Going Concern

As discussed in Note 2, certain conditions indicate that the Company may be unable to continue as a going concern. The accompanying financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern. Management has evaluated these conditions and plans to generate revenues and raise capital as needed to satisfy its capital needs. Our opinion is not modified with respect to this matter.

Vince Mongio, CPA, EA, CIA, CFE, MACC

Miami, FL

May 9, 2025

Called Higher Studios Inc.
Consolidated Statement of Financial Position (Audited)

	Year Ended December 31,
	2024	2023
ASSETS
Current Assets
Cash and Cash Equivalents	$18,748	$127,417
Accounts Receivable, Net	10,000	-
Inventory	-	21,953
Prepaid Expenses	750,000	4,791
Due From Related Party	-	27,979
Other	6,728	-
Total Current Assets	$785,476	$182,140
Non-Current Assets
Fixed Assets, Net of Accumulated Depreciation	$38,160	$-
Investment in Original Programming	88,281	52,359
Intangible Assets, Net of Accumulated Amortization	55,695	24,905
Total Non-Current Assets	$182,136	$77,264
TOTAL ASSETS	$967,612	$259,404

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$49,550	$58,874
Other Current Liabilities	174	8,603
Accrued Interest	773	-
Notes Payable	930,000	-
Revenue Sharing Payable	34,970	-
Accrued Expenses	-	10,277
Deferred Compensation	394,286	154,286
Total Current Liabilities	$1,409,753	$232,040
Total Liabilities	$1,409,753	$232,040

Commitments and Contingencies (See Note 4)

Stockholders’ Equity (Deficit)
Preferred stock $0.00001 par, 9,000,000 shares authorized, 0 shares issued and outstanding as of December 31, 2024 and 2023	-	-
Class A common stock, $0.00001 par, 36,000,000 shares authorized, 26,683,031 and 3,548,139 shares issued and outstanding as of December 31, 2024 and 2023	266	37
Class B common stock, $0,00001 par, 5,000,000 shares authorized, 200,000 shares issued and outstanding as of December 31, 2024 and 2023	2	2
Deferred Compensation	(796,663)	(796,663)
Additional Paid-in-Capital	3,573,732	3,454,833
Accumulated Deficit	(3,219,478)	(2,630,845)
Total Stockholders’ Equity (Deficit)	$(442,141)	$27,364
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$967,612	$259,404

The accompanying notes are an integral part of these consolidated financial statements.

Called Higher Studios Inc.

Consolidated Statement of Operations and Comprehensive Loss (Audited)

	Years Ended December 31,
	2024	2023
Net Revenues	$39,869	$210,648
Cost of Net Revenues	(35,246)	(49,485)
Gross Profit	$4,623	$161,163

Operating Expenses
General and Administrative	$536,823	$690,815
Research and Development	-	-
Sales and Marketing	808	381,129
Rent and Lease	36,587
Depreciation Expense	14,636
Total Operating Expenses	$588,854	$1,071,944
Loss from Operations	$(584,231)	$(910,781)

Other Income/(Expense):
Other Expenses	$(1,084)	$(230,000)
Forgiveness of Debt	5,000
Settlement Expense	14,410
Retirement of Obsolete Inventory	(21,953)	(43,378)
Interest Expense	(773)	(55)
Total Other Income	$(4,400)	$(273,433)
Provision for Income Tax	-	-

Net Loss	$(588,631)	$(1,184,214)

The accompanying notes are an integral part of these consolidated financial statements

Called Higher Studios Inc.

Consolidated Statement of Changes in Stockholders’ Equity (Deficit) (Audited)

For The Years Ended December 31, 2024 and 2023

	Class A Common Stock		Class B Common Stock		Additional Paid-In	Deferred	Accumulated	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount	Capital	Compensation	Deficit	(Deficit)
Balance at December 31, 2022	1,465,480	$16	1,687,500	$17	$2,828,530	$(796,663)	$(1,446,632)	$585,268
Conversion of Class B Common Stock	1,687,500	17	(1,687,500)	(17)	-	-	-	-
Issuance of Class A Common Stock	395,159	4	-	-	698,628	-	-	698,632
Issuance of Class B Common Stock	-	-	200,000	2	-	-	-	2
Capital Contributions	-	-	-	-	25,000	-	-	25,000
Offering Costs	-	-	-	-	(97,324)	-	-	(97,324)
Net Loss	-	-	-	-	-	-	(1,184,214)	(1,184,214)
Balance at December 31, 2023	3,548,139	$37	200,000	$2	$3,454,833	$(796,663)	$(2,630,846)	$27,364
Issuance of Class A Common Stock	23,134,892	231	-	-	110,815	-	-	111,046
Refunding of Offering Costs	-	-	-	-	8,080	-	-	8,080
Net Loss	-	-	-	-	-	-	(588,631)	(588,631)
Balance at December 31, 2024	26,683,031	$268	200,000	$2	$3,573,728	$(796,663)	$(3,219,477)	$(442,141)

The accompanying notes are an integral part of these consolidated financial statements

Called Higher Studios Inc.

Consolidated Statements of Cash Flows (Audited)

	Years Ended December 31,
	2024	2023
Cash Flows from Operating Activities
Net Loss	$(588,631)	$(1,184,214)
Adjustments to Reconcile Net Loss to Net Cash Provided by (used in)
Operating Activities
Depreciation	$14,638	$1
Changes in Operating Assets and Liabilities:
Prepaid Expenses	(745,209)	4,640
Inventory	21,953	36,774
Due from Related Party	27,979	(27,979)
Accounts Receivable	(10,000)	-
Accrued Expenses	(9,504)	(152)
Deferred Compensation	240,000	154,286
Other Current Liabilities	(8,429)	8,431
Other Asset	(6,728)	-
Accounts Payable	(9,324)	32,428
Investments	-	230,000
Proceeds from Revenue Sharing Agreement	34,970	-
Net Cash Provided by (used in) Operating Activities	$(1,038,285)	$(745,784)

Cash Flows from Investing Activities
Investment in Original Programming	$(35,922)	$3,300
Disposition of Fixed Assets	-	1,448
Disposition of Intangible Asset	-	25,865
Purchase of Fixed Assets	(39,000)	-
Purchase of Intangible Assets	(44,588)	-
Net Cash Provided by (used in) Investing Activities	$(119,510)	$30,613

Cash Flows from Financing Activities
Proceeds from Notes Payable	$930,000	$-
Proceeds from Issuance of Class A Common Stock	119,126	698,632
Proceeds from Issuance of Class B Common Stock	-	2
Proceeds from Contribution	-	25,000
Offering Costs	-	(97,324)
Deferred Offering Costs	-	27,574
Net Cash Provided by Financing Activities	$1,049,126	$653,884

Net Change in Cash	$(108,669)	$(61,288)
Cash at Beginning of Year	127,417	188,704
Cash at End of Year	$18,748	$127,416

The accompanying notes are an integral part of these consolidated financial statements

Called Higher Studios, Inc. and Subsidiaries

Notes to the Audited Consolidated Financial Statements

December 31, 2024 and 2023

NOTE 1: NATURE OF OPERATIONS

Called Higher Studios, Inc. (‘Called Higher”) is a corporation organized on June 4, 2019 under the laws of Delaware. The Company’s mission is to establish a community of passionate fans and owners that participate in the process of funding and creating faith-based movies, television, and other forms of Christian content. The Company also has retail sales channels for T-shirts doing business under 316 Tees & books doing business as Big Ark Books. Global Development Alpha, LLC, a limited liability company formed under the laws of Tennessee on May 31, 2019 is the parent company and majority shareholder of Called Higher Studios, Inc.

On February 22, 2021, Called Higher formed Camp Hideout, LLC in the state of Tennessee. This company was organized to produce and license the feature film, “Camp Hideout”. It is currently a wholly-owned subsidiary of Called Higher.

On March 16, 2021, Called Higher formed By Krave, LLC in the state of Tennessee. This company was organized with two members and is a retailer of jewelry both at the retail and wholesale levels. On November 22, 2021, Called Higher entered into a purchase agreement with the other member and purchased all remaining membership units. By Krave, LLC is currently a wholly-owned subsidiary of Called Higher. As of December 31, 2023, this entity is dormant and has ceased all activity.

On April 25, 2023, Called Higher formed Hatch Me Media, LLC in the state of Delaware. This company was organized as a retailer of posters at the retail level. “Hatch Me Media”. It is currently a wholly-owned subsidiary of Called Higher. As of December 31, 2024, this entity is dormant and has ceased all activity.

NOTE 2: GOING CONCERN

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has not generated profits since inception, has negative cash flows from operations, and sustained losses of $588,631 and $1,184,214 during the years ended December 31, 2024 and 2023, respectively. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period of time.

The Company’s ability to continue as a going concern in the next twelve months following the date the financial statements were available to be issued is dependent upon its ability to produce revenues and/or obtain financing sufficient to meet current and future obligations and deploy such to produce profitable operating results. Management has evaluated these conditions and plans to raise capital as needed to satisfy its liquidity needs through the issuance of additional shares of common stock, however there are no assurances that the Company will be successful. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 3: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Basis of Consolidation

The Company prepares consolidated financial statements in accordance with generally accepted accounting principles in the United States of America (GAAP), and has adopted the calendar year as its basis of reporting. All intercompany transactions among Called Higher, Camp Hideout, LLC, Hatch Me Media, LLC and By Krave, LLC (collectively the “Company”) are eliminated upon consolidation.

Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash Equivalents and Concentration of Cash Balances

The Company considers all highly liquid securities with an original maturity of less than three months to be cash equivalents. The Company’s cash and cash equivalents in bank deposit accounts, at times, may exceed the federally insured limit of $250,000. As of December, 31 2024 and 2024, there were no balances that exceeded the insured limit.

Deferred Offering Costs

The Company complies with the requirement of Financial Accounting Standards Board Accounting Standards Codification “FASB ASC” 340-10-S99-1. Deferred offering costs consist principally of legal fees and broker fees incurred in connection with an offering the Company initiated during 2019 under Regulation Crowdfunding, during 2020 with Regulation A and Regulation Crowdfunding offerings, during 2021 with a second round of offering under Regulation Crowdfunding and during 2022 with a third round of offering under Regulation Crowdfunding. Prior to the completion of an offering these costs are capitalized as deferred offering costs on the balance sheet. The deferred offering costs are charged to stockholders’ equity upon the completion of an offering. There were no deferred offering cost balances as of December 31, 2024 and 2023.

Inventory

Inventories are comprised of merchandise (t-shirts, lapel pins, hats, jewelry etc.) that are used for marketing and/or for sale in the Called Higher store. Inventories are stated at the lower of cost or net realizable value. Cost is determined using the average costing method. Inventory balances as of December 31, 2023, consisting of finished goods were $21,953. The Company periodically reviews inventory quantities and values and adjusts for obsolete or impaired inventory based primarily on management’s estimated forecast of product demand. In 2023, the Company wrote off obsolete inventory in the amount of $33,319 due to the closing of the retail sales channel for Big Ark Books. The Company did not have any inventory as of December 31st, 2024.

Prepaid Expenses

As of December 31, 2024, the Company had prepaid production costs totaling $750,000, related to amounts paid to a third-party production company in connection with the development of a film project. As the Company retains ownership of the film, these costs do not represent revenue-generating production services. The prepaid amount will be expensed or capitalized as a production asset as the related services are rendered and filming progresses. At the reporting date, filming had not yet commenced and the full amount was recorded as a prepaid expense.

Filmed Entertainment and Production Costs

In accordance with FASB ASC 926, “Entertainment—Films” (“ASC 926”), Filmed Entertainment costs include capitalized production costs, development costs, overhead and capitalized interest costs, net of any amounts received from outside investors. These costs are recognized as cost of goods sold over the period to which associated revenues are expected to be realized. Marketing, distribution and general and administrative costs are expensed as incurred. The Company has set a minimum threshold of $1,000 before capitalizing the costs. Management bases its estimates of ultimate revenue for each production on a variety of factors, including historical performance of similar productions, market research and the existence of future firm commitments. Management regularly reviews, and revises when necessary, its total revenue estimates on a title-by-title basis, which may result in a change in the rate of amortization and/or a write-down of the asset to fair value amount. Costs for productions not produced are written-off at the time the decision is made not to develop the story or after three years.

Production costs are stated at the lower of unamortized cost or estimated fair value on a production basis. Revenue forecasts for productions are continually reviewed by management and revised when warranted by changing conditions. Results of operations in future years are dependent upon the amortization of production costs and may be significantly affected by periodic adjustments in amortization rates. As a result, the Company’s financial results fluctuate from period to period.

If estimates of ultimate revenues change with respect to a production, causing reductions in fair values, the Company may be required to write down all or a portion of the related unamortized costs of the production to its estimated fair value. No assurance can be given that unfavorable changes to revenue and cost estimates will not occur, which may result in significant write-downs affecting the Company’s results of operations and financial condition.

The Company capitalized $88,281 and $52,359 of program rights and movie production costs incurred in 2024 and 2023. The costs capitalized in 2024 and 2023 are related to publishing and film projects that are currently being developed.

Fair Value of Financial Instruments

As defined in Accounting Standards Codification (“ASC”) 820, “Fair Value Measurements and Disclosures”, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). The Company utilizes market data or assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated, or generally unobservable. ASC 820 establishes a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurement) and the lowest priority to unobservable inputs (level 3 measurement). This fair value measurement framework applies at both initial and subsequent measurement. The three levels of the fair value hierarchy are as follows:

Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.

Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).

Level 3 - Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

The Company did not have any financial liabilities that were subject to fair value measurement.

Income Taxes

The Company is classified as a C Corporation and its income is taxed at the corporate level. The Company’s subsidiaries, By Krave, Camp Hideout & Hatch Me Media are Limited Liability Companies and their taxable income or loss is passed through to Called Higher Studios Inc. and included in the Company’s taxable income or loss.

The Company uses the liability method of accounting for income taxes as set forth in FASB ASC 740, Income Taxes. Under the liability method, deferred taxes are determined based on the temporary differences between the consolidated financial statement and tax basis of assets and liabilities using tax rates expected to be in effect during the years in which the basis differences reverse. A valuation allowance is recorded when it is unlikely that the deferred tax assets will be realized. The Company assesses its income tax positions and records tax benefits for all years subject to examination based upon our evaluation of the facts, circumstances and information available at the reporting date. In accordance with ASC 740-10, for those tax positions where there is a greater than 50% likelihood that a tax benefit will be sustained, the Company’s policy is to record the largest amount of tax benefit that is more likely than not to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. For those income tax positions where there is less than 50% likelihood that a tax benefit will be sustained, no tax benefit will be recognized in the consolidated financial statements.

The Company accounts for income taxes with the recognition of estimated income taxes payable or refundable on income tax returns for the current period and for the estimated future tax effect attributable to temporary differences and carryforwards. Measurement of deferred income items is based on enacted tax laws including tax rates, with the measurement of deferred income tax assets being reduced by available tax benefits not expected to be realized in the immediate future. The Company estimates it will have net operating loss carryforwards of $3,219,478 and $2,630,845 as of December 31, 2024 and 2023, respectively. The Company pays Federal and State taxes at a combined effective tax rate of 26.1% and has used this rate to derive net deferred tax assets of $840,284 and $686,650 as of December 31, 2024 and 2023, respectively, resulting from its net operating loss carryforward. Due to uncertainty as to the Company’s ability to generate sufficient taxable income in the future to utilize the net operating loss carryforwards before they begin to expire, the Company has recorded a full valuation allowance to reduce the net deferred tax assets to zero as of December 31, 2024 and 2023, and the effective tax rate to 0%.

The Company files U.S. federal and state income tax returns. The tax returns have been filed. All tax periods since inception remain open to examination by the taxing jurisdictions to which the Company is subject.

The Company has evaluated its income tax positions and has determined that it does not have any uncertain tax positions. The Company will recognize interest and penalties related to any uncertain tax positions through its income tax expense.

Revenue Recognition

FASB ASC Topic 606, “Revenue from Contracts with Customers” establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers.

Revenues are recognized when control of the promised goods or services are transferred to a customer, in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services. The Company applies the following five steps in order to determine the appropriate amount of revenue to be recognized as it fulfills its obligations under each of its agreements: 1) identify the contract with a customer; 2) identify the performance obligations in the contract; 3) determine the transaction price; 4) allocate the transaction price to performance obligations in the contract; and 5) recognize revenue as the performance obligation is satisfied.

Revenues are recognized primarily from the sale of service fees from contracts as well as apparel, jewelry and shipping revenue in 2024 and 2023. Revenues from these sources are recognized upon satisfying the aforementioned criteria, which generally occurs upon the shipment of the merchandise. and the satisfaction of the performance obligations of the contract. The Company recognized $145,000 in service fee income and $65,648 in merchandise revenue in 2023. The Company recognized $0 in service fee income and $39,869 in merchandise revenue in 2024.

Costs of Revenues

Costs of revenues include production costs, product costs, contract labor, credit card processing and fulfillment.

Stock-Based Compensation

The Company measures stock-based awards at grant-date fair value and recognizes employee and consultant compensation expense on a straight-line basis over the vesting period of the award. Determining the appropriate fair value of stock-based awards requires the input of subjective assumptions, including the fair value of the Company’s common stock, and for stock options, the expected life of the option, and expected stock price volatility. The Company used the Black-Scholes option pricing model to value its stock option awards and warrants. The assumptions used in calculating the fair value of stock- based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment. As a result, if factors change and management uses different assumptions, stock-based compensation expense could be materially different for future awards.

The expected life of stock options was estimated using the “simplified method,” which is the midpoint between the vesting start date and the end of the contractual term, as the Company has limited historical information to develop reasonable expectations about future exercise patterns and employment duration for its stock options grants. The simplified method is based on the average of the vesting tranches and the contractual life of each grant. For stock price volatility, the Company uses comparable public companies as a basis for its expected volatility to calculate the fair value of options grants. The risk-free interest rate is based on U.S. Treasury notes with a term approximating the expected life of the option. The estimation of the number of stock awards that will ultimately vest requires judgment, and to the extent actual results or updated estimates differ from the Company’s current estimates, such amounts are recognized as an adjustment in the period in which estimates are revised.

Comprehensive Loss

The Company follows FASB ASC 220 in reporting comprehensive income (loss). Comprehensive income (loss) is a more inclusive financial reporting methodology that includes disclosure of certain financial information that historically has not been recognized in the calculation of net income (loss). Since the Company has no items of other comprehensive income (loss), comprehensive loss is equal to net loss for all periods presented.

Net Loss per Share

Net loss per share is computed by dividing net income or loss by the weighted-average number of common shares outstanding during the period, excluding shares subject to redemption or forfeiture. The Company presents basic and diluted net earnings or loss per share. Diluted net earnings or loss per share reflect the actual weighted average of common shares issued and outstanding during the period, adjusted for potentially dilutive securities outstanding. Potentially dilutive securities are excluded from the computation of the diluted net earnings or loss per share if their inclusion would be anti-dilutive.

As all potentially dilutive securities are anti-dilutive as of December 31, 2024 and 2023 diluted net loss per share is the same as basic net loss per share for each year.

The following table sets forth the outstanding potentially dilutive securities that have been excluded from the calculation of diluted net loss per share for the years ended December 31, 2024 and 2023 respectively, because to do so would be anti-dilutive (in common equivalent shares):

	December 31,
	2024	2023
Common Stock Warrants	7,492	7,492
Unvested Restricted Stock	148,852	148,852
Total	156,344	156,344

NOTE 4: GRANT REBATE RECEIVABLE

The Tennessee Entertainment Commission (TEC) Production Incentive offers up to a twenty-five percent rebate on qualified Tennessee expenditures to production companies filming in Tennessee. The incentive, funded through the Film/TV Fund, is distributed to qualified production companies through a grant contract.

The Company entered into a grant contract with the TEC and was approved for a total grant rebate of $230,000 based on the original production budget for Camp Hideout. After an audit by TEC of the eligible expenses the Company received $218,007 in May 2023. The difference of $11,993 was not collected and was written off as an other expense on the consolidated statement of operations. Further, the amounts that were collected were paid to PZAJ Holdings, LLC, a related party entity and the acquirer of the Camp Hideout movie, under the terms and conditions of the acquisition agreement from 2021.

NOTE 5: MATERIAL AGREEMENTS

The Company entered into an asset contribution agreement with a third party resulting in the formation of Hatch Me Media, LLC, a Delaware company formed on April 25th, 2023. The agreement called for the third party to contribute certain assets to Hatch Me Media, LLC, in exchange for (1) 1,000 non-voting preferred units, with certain put rights to cause the Company to purchase the preferred units in exchange for shares of the Company’s common stock, valued at $1,200 for each preferred unit and (2) the guarantee of Hatch Me Media, LLC’s, and the Company’s put right obligations to the preferred member, on the terms and conditions set forth in the agreement. The Company held all 1,000 voting common units. The asset contribution agreement resulted in the third-party company selling the right, title and interest in and to the assets, properties and rights of every kind and description, personal, tangible and intangible, wherever situated, which are used or useful in the conduct of the businesses for the following three business lines which included Hatch Me Media Business, Pirasta Business, and Good Path Equity Crowdfunding Business. The contributed assets included contracts, customer lists and market materials, permitted licenses and registrations, trade secrets, intellectual property, accounting records, goodwill, inventory, accounts receivable, prepaid expenses, computer software, website domains, on line platforms, and other intangible assets related to the relating to the business line disclosed above. Hatch Me Media, LLC agreed to assume from the third party the liabilities, duties and obligations of the third party, however there were no liabilities, duties and obligations assumed by Hatch Me Media, LLC as of the time of the agreement. The only asset that was recognized from this transaction was a $25,000 contribution that was made in the form of cash.

On August 17th, 2023, the Company, Hatch Me Media, LLC. and the third party entered into a rescission agreement resulting in rescission and voiding of the asset contribution agreement due to events that occurred subsequent to the closing of the asset contribution agreement. The third party’s preferred units were cancelled and the operating agreement was restated to include the termination of the third party. The Company still holds 1,000 voting common units in Hatch Me Media, LLC and it is a wholly owned subsidiary.

The third-party had invested $25,000 into Hatch Me Media, LLC, for which they forfeited, and the Company recorded as a capital contribution in 2023.

In June of 2024, the Company entered into an alliance agreement with 101 Studios, LLC to provide the Company with strategic advisory services on the development, production and implementation of the Company’s content, business, marketing strategies and financing alternatives. The term of this agreement is undefined and can be terminated by any of the parties upon 30 days’ notice. 101 Studios, LLC received 7,134,892 Company’s Class A Voting Common Stock, par value $0.00001 per share in exchange of providing strategic advisory services. 8.3334% of the shares shall vest on the last day of each calendar quarter after the date of the agreement on June 20th, 2024, so long as the termination date has not occurred. No further vesting of Shares will occur following the termination date. If the number of shares vesting on the last day of any calendar quarter results in a fractional of a share vesting, the number vesting shall be rounded up to the nearest whole Share. In addition, the Company agreed to reimburse 10% of any taxes resulting from the issuance of the shares.

In August of 2024, the Company entered into a Production and Finance agreement with Third Coast Content (“TCC”) to provide the Company with 100% of the production budget of a film in the pre-approved amount of $1,730,000, while the Company agreed to be the producer. The term of this agreement is aligned to the estimated film project completion date at the end of the second quarter of 2025. The Company will receive the funds through the duration of the project, $30,000 2 days after the date of this agreement, $850,000 in November 1, 2024 and $850,000 in January 2025. The Company agreed that after TCC’s recoupment of the production budget, all contingent compensations after waterfall distribution agreed will be 50% to TCC and 50% to the Company. The Company shall not be responsible for any costs and/or expenses relating to the picture other than the production budget.

In October of 2024, the Company entered into a Production and Finance agreement with Campfire & TV, LCC, and HG MEDIA, LLC to provide the Company with the production, completion and delivery of the project. The term of this agreement is aligned to the estimated film project completion date at the end of the second quarter of 2025. The Company agreed to fund 100% of the production budget of a film in the pre-approved amount of $1,730,000 and after recoupment of the production budget, the production services fees and producer fees arising from the project shall be split in equal one half to Campfire & TV, LCC and the Company. In addition, all contingent compensations after waterfall distribution agreed will be 32.5% to Campfire & TV, LCC and 67.5% to the Company.

In August of 2024, the Company entered into a Option Purchase Agreement with 48 Minute Films to the exclusive right to engage in development and/or pre-production of a project ranging from, but limited, to the right to develop, produce, distribute, publish, advertise and exploit interactive video games associated to the project. The purchase price is $70,000 and has a term agreed of 18 months to exercise the option for $1 applicable to the purchase price, which can be extended an additional 12 months through an option extension payment of $5,000 not applicable to the purchase price. The Company agreed to pay 48 Minutes Films $10,000 fees for any re-writes needed before the start of principal photography, applicable to the purchase price. In addition, once the option is exercised, the Company also agreed to follow an option exercise schedule composed by three payments: a) 50% on commencement of pre-production, b) 25% on commencement of principal photography, and c) 25% on completion of principal photography.

The Company entered into a Development Agreement With Option For Production and License agreement for a television motion picture project based on a script for which it holds an exclusive option to acquire all motion picture and ancillary rights. The option is exercisable through February 1, 2026, for $70,000, with a possible 12-month extension for $5,000. The third party may reimburse certain development costs, including option and approved writer fees, subject to documentation. If the project is produced, those amounts will be recouped by offsetting against the license fee payable to the Company.

The Company engaged two writers on a pay-or-play basis to create a treatment, screenplay, two revisions, and a polish (the “Literary Material”) as a work-for-hire. The material is based on the published works and life story of Anne Beiler, founder of Auntie Anne’s Pretzels. The Company has secured rights to the underlying content and life rights (the “Property”) for use in the development of an audiovisual production, which may include a motion picture, scripted series, or docu-series (the “Project”). Writers are guaranteed $10,000 in compensation, payable based on delivery milestones or within 180 days of agreement execution, and are required to prioritize their services during designated writing periods.

NOTE 6: INTANGIBLE ASSETS

The following table sets forth the components that make up the total balance of intangible assets.

	December 31,	December 31,
	2024	2023
Website	$39,865	39,865
Copyright	865	865
Patents	900	900
Intellectual Property	44,588	-
Less: Accumulated Amortization	(30,523)	(16,725)
Total Intangible Assets	$55,695	24,905

On September 20, 2022 the Company purchased 316tees.com and all related social platforms for a purchase price of $41,000. The amount of $36,000 was paid on the purchase date with the remaining $5,000 to be paid after an earn out period of 3 months. As of December 31, 2022 the earn out was reduced by $1,135 and the purchase amount was updated to $39,865. 316tees.com operates a website that sells custom tee-shirts utilizing 3rd party merchandise providers.

On November 6, 2024, the Company entered into an assignment agreement whereby it acquired all rights and assumed all obligations under an existing agreement related to the series titled Thrillusionists. In connection with this assignment, the Company agreed to pay a one-time assignment fee of $44,588, which was paid within five days of execution. The assignment includes all intellectual property and executory obligations defined in the original agreement.

NOTE 7: STOCKHOLDERS’ EQUITY

Capital Structure

On February 10th 2023 the Company amended and restated its Articles of Incorporation authorizing 250,000,000 shares of Class A Voting Common Stock and 250,000,000 shares of Class B Voting Common Stock, along with authorizing 5,000,000 shares of Preferred Stock. All shares have a $0.00001 par value.

Class A and Class B common stockholders have identical rights, with the exception of voting rights, to which Class B stockholders shall be entitled to ten (10) votes for each share on all matters whereas Class A stockholders shall be entitled to one (1) vote for each share. Each share of Class B Voting Common Stock is convertible into one share of Class A Voting Common Stock.

Preferred stockholders voting rights are determined by the Company’s board of directors prior to offering and stated/confirmed at the time of issue. The Preferred Stock has no voting rights. Preferred stock has liquidation preferences in the case of a liquidation of the Company under the terms of the articles of incorporation and may be assigned additional rights and privileges.

On February 10, 2023, Called Higher Studios approved, with a Board Consent, the removal of the right to convert Class B Voting Shares into Class A Shares and authorized the re-filing of an Amended and Restated Certificate of Incorporation with the State of Delaware, which was filed on February 10, 2023.

On March 7, 2024, the stockholders approved a decrease of authorized shares to a total of 50,000,000 shares of stock consisting of 36,000,000 shares of Class A Voting Common Stock, 5,000,000 shares of Class B Voting Common Stock, and 9,000,000 shares of Series A Preferred Stock. The Company filed an Amended and Restated Certificate of Incorporation with the State of Delaware to reflect these changes.

Common Stock Issuances

During the year ended December 31, 2023, the Company raised gross proceeds of $698,632 in an offering of its Class A Voting Common Stock pursuant to an offering under Regulation Crowdfunding, issuing 395,159 shares of Class A Voting Common Stock at $1.76 per share. The Company incurred $97,324 of offering costs during 2023 in connection with the Regulation A and Regulation Crowdfunding offerings.

During the year ended December 31, 2023, the Company issued 200,000 Class B Common Stock in exchange for $2.

On February 7, 2023, a stockholder elected to convert 187,500 shares of Class B Voting Shares into 187,500 Class A Shares.

On February 9, 2023, a stockholder elected to convert 1,500,000 shares of Class B Voting Common Stock into 1,500,000 Class A Shares.

In June of 2024, the Company entered into an alliance agreement with 101 Studios, LLC to provide the Company with strategic advisory services on the development, production and implementation of the Company’s content, business, marketing strategies and financing alternatives. 101 Studios, LLC received 7,134,892 Company’s Class A Voting Common Stock, par value $0.00001 per share in exchange of providing strategic advisory services. 8.3334% of the shares shall vest on the last day of each calendar quarter after the date of the agreement on June 20, 2024, so long as the termination date has not occurred. No further vesting of Shares will occur following the termination date. If the number of shares vesting on the last day of any calendar quarter results in a fractional of a share vesting, the number vesting shall be rounded up to the nearest whole Share.

In July of 2024, the Company entered into a Restricted Stock Purchase agreement with Jason Brown and Phillip Glasser to award 8,000,000 Class A voting shares, respectively, at a fair market value of $0.0048 and price of $0.00001 per share. The Company agreed on 1/4th of the shares will be vested a year later after the date of this agreement, in July of 2025, and each following month 1/48th shares will be vested. In addition, James Brown and Phillip Glasser will be receiving all regular cash dividends disbursements with respect to the shares and securities whether vested or not.

Deferred Compensation

In December 2020, the Company entered into an agreement to grant a restricted stock award to an advisor for services. In the agreement, the Company issued an initial amount of 133,596 shares of Class A voting common stock. These were to be adjusted following the close of the Regulation A offering. In total, the number was adjusted to 144,323 restricted Class A Common Stock valued at $796,663 to bring advisor’s total stake to 5% of the Company’s total outstanding shares as of the close of the Regulation A offering. The stocks were granted in two tranches, 50% on January 2021 and the remaining 50% on December 2021. The shares vest upon both a liquidity event defined as (1) an initial public offering, underwritten by a nationally recognized underwriter, of the Common Stock registered pursuant to the Securities Act where there is a Minimum Public Float immediately following such offering, (2) a merger or other business combination of recapitalization whereby the Common Stock is exchanged for cash and/or publicly traded equity or debt securities in another entity or a combination of cash and other non-publicly traded equity or debt securities where cash constitutes at least a majority of the consideration to be received in such merger, business combination or recapitalization or (3) a sale or other disposition of all or substantially all of the Company’s assets to another entity, for cash and/or publicly traded equity or debt securities of another entity of a combination of cash and other non-publicly traded equity or debt securities where cash constitutes at least a majority of the proceeds of such sale or disposition, in each case, other than to the Company, any subsidiary of the Company, or any entity controlled by the ultimate control persons of the Company. Regulation Crowdfund and Regulation A Crowdfunded Offerings as defined by the Securities and Exchange Commission shall not be considered a liquidity event. The expense will be recognized when the vesting becomes probable. As of December 31, 2024, the Company has not had a liquidity event and, therefore, has not recognized any stock-based compensation for those restricted stock awards.

Warrants

In connection with the Company’s Regulation A offering, the Company was required to pay a 5% commission in warrants for shares with the same terms as the offering. The offering closed on June 30, 2021 and, at that time, the warrant agreement became due. The Company sold 149,864 shares of Class A Voting Common Stock during this Regulation A offering and, therefore, the Company issued a warrant to purchase 7,492 shares of Class A Voting Common Stock with an estimated fair value of $37,805, of which $37,397 was reflected in 2021 and $409 reflected in 2022, which was recognized as offering costs. The exercise price of the warrant is $5.52, vests immediately and expires in five years. The fair value of the warrants was estimated using the Black- Scholes option pricing model with the following assumptions: Expected term of 5 years, expected volatility of 152.10%, expected dividend yield of 0% and risk-free interest rate of 1.45%. The expected volatility is the Company’s estimate of expected volatility that is based on the volatility of other public companies that are in closely related industries to the Company. As of December 31, 2024, all of the 7,492 outstanding warrants are exercisable.

NOTE 8: RELATED PARTY TRANSACTIONS

On January 1, 2023, the Company entered into a three-year Agreement with an entity of which the majority stockholders are also majority stockholders in the Company. The agreement requires the Company to submit projects to the related party on an exclusive first look basis in exchange for a monthly overhead fee and office space for the term of the Agreement plus an additional 6 months. This agreement was cancelled effective July 31, 2023.

On February 21, 2023, the Company entered into a platform license agreement with a faith-based advertising agency of which the majority stockholder is also a major stockholder in the Company and was granted a perpetual, exclusive, worldwide license to implement and commercialize the assets connected to the entity’s platform. This agreement was cancelled effective September 26, 2023. No revenue or expenses were recognized under this agreement.

During 2023, the Company entered into a marketing services agreement with an entity of which the majority stockholders are also majority stockholders in the Company. The agreement required the Company to manage and purchase the advertising to promote the theatre release of the Camp Hideout film in exchange for a $75k fee and reimbursement of all purchased advertising. The Company also sublet office space from this entity for three months while the Company’s efforts were focused on the marketing services agreement.

During 2023, the Company loaned a related party $27,979 for overhead costs that will be repaid in 2024. The amount due bears no interest and is considered payable on demand. As of December 31, 2023, the amount due from the related party is $27,979. As of December 31st, 2024, the amount was considered to be fully repaid.

NOTE 9: RECENT ACCOUNTING PRONOUNCEMENTS

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). This ASU requires a lessee to recognize a right-of-use asset and a lease liability under most operating leases in its balance sheet. The ASU is effective for annual and interim periods beginning after December 15, 2021, including interim periods within those fiscal years. Early adoption is permitted. The Company adopted this standard on January 1, 2022. The adoption of this standard did not have a material impact on their financial reporting and disclosures.

Management does not believe that any recently issued, but not yet effective, accounting standards could have a material effect on the accompanying consolidated balance sheet. As new accounting pronouncements are issued, the Company will adopt those that are applicable under the circumstances.

NOTE 10: COMMITMENTS, CONTINGENCIES, AND CONCENTRATIONS

The Company may be subject to pending legal proceedings and regulatory actions in the ordinary course of business. The results of such proceedings cannot be predicted with certainty, but the Company does not anticipate that the final outcome, if any, arising out of any such matter will have a material adverse effect on its business, financial condition or results of operations.

As part of contracting professional services for the production of the movie, “Camp Hideout”, the Company entered into agreements with certain contractors during 2020 upon which contingent liabilities may be due for an amount of up to 5% based on net profits. The Company entered into an agreement with a related party on August 21, 2021 for the exclusive purchase of rights to The Camp Hideout film. The film was delivered in August of 2022 at which time the contingent liabilities were assigned to the purchaser.

During 2024 the Company began a revenue participation crowdfunding raise for a film project currently in development. The raise closed in April 2024 and raised a total of $34,970.

NOTE 11: SUBSEQUENT EVENTS

The Company has evaluated events subsequent to December 31, 2024 to assess the need for potential recognition or disclosure in this report. Such events were evaluated through May 9, 2025, the date these financial statements were available to be issued.

In January 2025, the Company received an additional $850,000 in proceeds from Third Coast Content under an existing film project financing agreement (See Note 5 – Material Agreements and Note 12 – Liabilities and Debt for additional details). This funding was received after the balance sheet date and relates to the ongoing production of a feature film, with the total loan agreement not bearing a stated interest rate.

NOTE 12 – LIABILITIES AND DEBT

On June 27, 2024, the Company entered into a loan agreement pursuant to which it received proceeds of $50,000. The loan bears interest at a fixed rate of 3% per annum, calculated as simple interest on the unpaid principal balance. Interest accrues beginning July 1, 2024, is computed on the basis of a 365-day year and actual days elapsed, and is payable monthly on the first day of the month following each month of accrual.

All outstanding principal and accrued interest are due in a single lump sum payment on June 30, 2025. Any payments made prior to the due date shall first be applied to accrued interest, then to the outstanding principal balance. If any portion of the principal remains unpaid after the due date, such unpaid amount shall accrue interest at 5% per annum until fully paid. In no event shall interest exceed the maximum amount permitted under applicable law. Any excess interest collected will be applied as a reduction to the principal.

In August of 2024, the Company entered into a Production and Finance agreement with Third Coast Content (“TCC”) to provide the Company with 100% of the production budget of a film in the pre-approved amount of $1,730,000, while the Company agreed to be the producer. The term of this agreement is aligned to the estimated film project completion date at the end of the second quarter of 2025. The Company received the funds through the duration of the project, $30,000 2 days after the date of the agreement, $850,000 in November of 2024 and $850,000 in January of 2025. The loan did not contain any stated interest rate. The Company had a total payable balance of $880,000 as of December 31st, 2024, related to this note.

In 2024, the Company initiated a Regulation CF offering through an online portal to fund a feature film project. Under the offering, the Company sold Revenue Participation Rights entitling investors to receive up to 120% of their investment from the film’s production budget, prior to the start of filming. The Company sought to raise between $50,000 and $200,000. Funds were held in escrow until closing conditions were met, including investor verification and minimum offering thresholds. The Company retained discretion to accept or reject subscriptions and to close the offering in one or more batches. The Company had a payable balance of $34,970 as of December 31st, 2024.

Debt Summary in USD ($)

				For the Year Ended December 2024
Debt Instrument Name	Principal Amount	Interest Rate	Maturity Date	Current Portion	Non-Current Portion	Total Indebtedness	Accrued Interest
Aroluxe Parent Co Note Payable	50,000	3%	2025	50,000	-	50,000	773
Third Coast Content Note Payable	880,000	N/A	N/A	880,000	-	880,000	-
Revenue Sharing Payable	34,970	N/A	N/A	34,970	-	34,970	-
Total				964,970	-	964,970	773

Debt Principal Maturities 5 Years

Subsequent to 2024 in USD ($)

Year	Amount
2025	964,970
2026	-
2027	-
2028	-
2029	-
Thereafter	-

CERTIFICATION

I, Jason Brown, Principal Executive Officer of Called Higher Studios, Inc., hereby certify that the financial statements of Called Higher Studios, Inc. included in this Report are true and complete in all material respects.

/s/ Jason Brown
Principal Executive Officer

RISK FACTORS

The Commission requires the company to identify risks that are specific to its business and its financial condition. The company is still subject to all the same risks that all companies in its business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments (such as hacking and the ability to prevent hacking). Additionally, early-stage companies are inherently more risky than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest.

There are several risks and uncertainties in our business plan, including but not limited to the following:

Risks Relating to the Company and its Business

Uncertain Risk

An investment in the Company (also referred to as “we”, “us”, “our”, or “Company”) involves a high degree of risk and should only be considered by those who can afford the loss of their entire investment. Furthermore, the purchase of any of the Class A Voting Common Stock should only be undertaken by persons whose financial resources are sufficient to enable them to indefinitely retain an illiquid investment. Each investor in the Company should consider all of the information provided to such potential investor regarding the Company as well as the following risk factors, in addition to the other information listed in the Company’s Form C. The following risk factors are not intended, and shall not be deemed to be, a complete description of the commercial and other risks inherent in the investment in the Company.

Our business projections are only projections

There can be no assurance that the Company will meet our projections. There can be no assurance that the Company will be able to find sufficient demand for our product, that people think it’s a better option than a competing product, or that we will able to provide the service at a level that allows the Company to make a profit and still attract business.

Any valuation at this stage is difficult to assess

The valuation for the offering was established by the Company. Unlike listed companies that are valued publicly through market-driven stock prices, the valuation of private companies, especially startups, is difficult to assess and you may risk overpaying for your investment.

The transferability of the Securities you are buying is limited

Any Class A Voting Common Stock purchased through this crowdfunding campaign is subject to SEC limitations of transfer. This means that the stock/note that you purchase cannot be resold for a period of one year. The exception to this rule is if you are transferring the stock back to the Company, to an “accredited investor,” as part of an offering registered with the Commission, to a member of your family, trust created for the benefit of your family, or in connection with your death or divorce.

Your investment could be illiquid for a long time

You should be prepared to hold this investment for several years or longer. For the 12 months following your investment there will be restrictions on how you can resell the securities you receive. More importantly, there is no established market for these securities and there may never be one. As a result, if you decide to sell these securities in the future, you may not be able to find a buyer. The Company may be acquired by an existing player in the educational software development industry. However, that may never happen or it may happen at a price that results in you losing money on this investment.

Young Company

Called Higher Studios was incorporated in June 2019. It is a relatively brand new company, with very minimal history upon which an evaluation of its past performance and future prospects can be made. Our auditor has issued a “going concern” opinion on our financial statements, which means they are not sure that we will be able to succeed as a business without additional financing. Called Higher Studios incorporated June 2019, we have not yet commenced planned principal operations. To date, we have not generated significant revenue. Our failure to raise additional capital could have a negative impact on not only our financial condition but also our ability to execute our business plan.

We depend on a small management team.

Our success will greatly depend on the skills, connections and experiences of our founders, Jason Brown and Ashley Greyson. We are also dependent on outside labor and vendors for projects. Should any of them discontinue working for or with Called Higher Studios there is no assurance that Called Higher Studios will be able to continue. We will also need to source future projects and hire additional creative talent and individuals with a track record of success and with the skills necessary to ensure that we create and sell premium original content. There is no assurance that we will be able to identify, hire, and retain the right people for the various key positions. Our success depends, in large part, upon our ability to recruit and retain key people and we can guarantee that we will be able to continue to identify, recruit and retain these people. Additionally some writers, performers, or key people from time to time can stop working for us for any number of reasons, and we cannot guarantee that we will be able to retain our current people either during the terms of their contracts or when their contracts expire.

Our founders control a significant portion of the Voting Stock of the company.

Jason Brown is a significant shareholder. As the majority holder of Class B Voting Common Stock, which gives him 10 (ten) votes per share that is holds, as opposed to 1 vote per share to Class A Voting Common Stock like you, Jason will continue to hold approximately 37% of the voting power of all our equity stock and therefore have a significant vote in any matters. This could lead to unintentional subjectivity in matters of corporate governance, especially in matters of compensation and related party transactions. Jason’s voting power through its ownership of Class B Voting Common Stock could discourage or preclude others from initiating potential mergers, takeovers or other change of control transactions. We also do not benefit from the advantages of having any independent directors, including bringing an outside perspective on strategy and control, adding new skills and knowledge that may not be available within Called Higher Studios, having extra checks and balances to prevent fraud and produce reliable financial reports.

Funds Risks

If the Company cannot raise sufficient funds it will not succeed

The Company is likely to need additional funds in the future in order to grow, and if it cannot raise those funds for whatever reason, including reasons relating to the Company itself or the broader economy, it may not survive. If the Company manages to raise only the minimum amount of funds, sought, it will have to find other sources of funding for some of the plans outlined in “Use of Proceeds.”

We may not have enough capital as needed and may be required to raise more capital.

We anticipate needing access to credit in order to support our working capital requirements as we grow. Although interest rates are low, it is still a difficult environment for obtaining credit on favorable terms. If we cannot obtain credit when we need it, we could be forced to raise additional equity capital, modify our growth plans, or take some other action. Issuing more equity may require bringing on additional investors. Securing these additional investors could require pricing our equity below its current price. If so, your investment could lose value as a result of this additional dilution. In addition, even if the equity is not priced lower, your ownership percentage would be decreased with the addition of more investors. If we are unable to find additional investors willing to provide capital, then it is possible that we will choose to cease our sales activity. In that case, the only asset remaining to generate a return on your investment could be our intellectual property. Even if we are not forced to cease our sales activity, the unavailability of credit could result in the Company performing below expectations, which could adversely impact the value of your investment.

Terms of subsequent financings may adversely impact your investment

We will likely need to engage in common equity, debt, or preferred stock financings in the future, which may reduce the value of your investment in the Common Stock. Interest on debt securities could increase costs and negatively impact operating results. Preferred stock could be issued in series from time to time with such designation, rights, preferences, and limitations as needed to raise capital. The terms of preferred stock could be more advantageous to those investors than to the holders of Common Stock. In addition, if we need to raise more equity capital from the sale of Common Stock, institutional or other investors may negotiate terms that are likely to be more favorable than the terms of your investment, and possibly a lower purchase price per share.

Management Discretion as to Use of Proceeds

Our success will be substantially dependent upon the discretion and judgment of our management team with respect to the application and allocation of the proceeds of this Offering. The use of proceeds described below is an estimate based on our current business plan. We, however, may find it necessary or advisable to re-allocate portions of the net proceeds reserved for one category to another, and we will have broad discretion in doing so.

Projections: Forward Looking Information

Any projections or forward looking statements regarding our anticipated financial or operational performance are hypothetical and are based on management’s best estimate of the probable results of our operations and will not have been reviewed by our independent accountants. These projections will be based on assumptions which management believes are reasonable. Some assumptions invariably will not materialize due to unanticipated events and circumstances beyond management’s control. Therefore, actual results of operations will vary from such projections, and such variances may be material. Any projected results cannot be guaranteed.

We plan to raise significantly more money and future fundraising rounds could result in a “cram down”

Our goal is to aggregate a very large number of investors in Called Higher Studios, which will likely require many more rounds of fundraising. We may also need to raise additional funds to finance our operations or fund our business plan. Even if we manage to raise subsequent financing or borrowing rounds, the terms of those rounds might be more favorable to new investors or creditors than to existing investors such as you. New equity investors or lenders could have greater rights to our financial resources (such as liens over our assets) compared to existing shareholders. Additional financings could also dilute your ownership stake, potentially drastically.

Product or Service Risks

We may never have an operational product or service

It is possible that we may never produce or create a feature film, our product, or if we do, the product may never be distributed. It is possible that the failure to release the product is the result of a change in business model upon Company’s making a determination that the business model, or some other factor, will not be in the best interest of Company and its stockholders/members/creditors.

What we are doing has rarely been done before.

We are the first company to attempt this business model in the faith based and Christian genre. To our knowledge, only one other fan owned movie studio exists to date. Because of this, it is numerical to say that this has not been done with any scale or significance in the market place. It is our hypothesis that aggregating fans and investors, by allowing them to be invested in our company will give us a competitive advantage in the market place, but our hypothesis could be wrong. There is no assurance that we will be able to derive any benefits from being fan-owned and it actually could work against us and provide negative benefits. Even if our concept is proven to give us a competitive advantage, other companies with more resources than we have may copy our idea causing us to lose this competitive advantage.

Success in the entertainment industry is highly unpredictable and there is no guarantee our content will be successful in the market.

Our success will depend on the popularity of our entertainment projects. Viewer tastes, trends, and preferences frequently change and are notoriously difficult to predict. If we fail to anticipate future viewer preferences in the entertainment business, our business and financial performance will likely suffer. The entertainment industry is fiercely competitive. We may not be able to develop projects that will become profitable. We may also invest in projects that end up losing money. Even if one of our projects is successful, we may lose money in others.

Entertainment projects can be risky and often budgets run over and timelines get delayed

The entertainment industry is generally affected by the same risk factors of other industries but due to its nature, the development, production, distribution and marketing of content can require large capital investments. Developing and monetizing entertainment projects, such as movies and television shows, usually require significant capital investment to fund expenditures on activities such as producing a television pilot, producing or co-producing a movie. There is often budget over-run and often timelines and schedule get delayed or extended due to unexpected errors or issues. Even with adequate funding, the project may fail to gain traction with viewers.

You may not like our projects.

It is our intentions and plans to develop a diverse slate of projects in the entertainment industry including feature films, television shows, live events, social media content and other transmedia content, experiences, and events. Final decisions on projects are made by the Called Higher Studio’s management team and we may elect or choose projects that you do not like, don’t believe in or even ones that you object to. We may also enter into areas or businesses that you may object to, such as YouTube or other business opportunities that management feels is in the best interest of the company.

Even if one of our projects is successful; it is likely to take a very long time for us to realize any revenue or profits

Even if we are involved in a financially successful project, the process of making money and realizing profits in entertainment industry is slow. The time span from the moment the project starts to its completion, release and recognition of revenue is substantial and is typically measured in years. Even when we realize a profit and are financially able to declare dividends on our shares, we may or may not do so.

Our business relies heavily on third parties for production and monetization of entertainment content.

Our success in developing, producing and monetizing content relies heavily on third party creators and producers such as studios, development, production, and distribution companies, television networks, etc. These companies may give more time and attention to other entertainment companies or other projects which are better funded or better known or which have a longer operational history than us. There is no assurance that we will be able to find partners to jointly develop projects or help support projects financially and even if we do, there is no guarantee that our partners will put forth all the resources required to help make our projects successful. In the future, it is our plans to hire additional employees and add well-known advisors to our company; any number of those employees or advisors may change their minds and terminate their relationships with the company.

COVID-19

Covid 19, also negatively impacted our industry through the uncertainty around future business operations, potential future pandemics, and industry rules and regulations that were put in place during the pandemic, some that have had lasting effects into procedures and regulations that could increase our costs of production. There is also a risk of future pandemics or unforeseen events that could negatively impact our business operations in the future.

Security Rights Risks

Minority Holder; Securities with Voting Rights

The Class A Voting Common Stock that an investor is buying has voting rights attached to them. However, you will be part of the minority shareholders of the Company, have limited voting power, and therefore will have a limited ability to influence management’s decisions on how to run the business. You are trusting in management discretion in making good business decisions that will grow your investments. Furthermore, in the event of a liquidation of our company, you will only be paid out if there is any cash remaining after all of the creditors of our company have been paid out.

You are trusting that management will make the best decision for the company

You are trusting in management discretion. You are buying a voting stock, which has limited voting power when compared to other classes of stock, as a minority holder and therefore must trust the management of the Company to make good business decisions that grow your investment.

Insufficient Funds

The company might not sell enough securities in this offering to meet its operating needs and fulfill its plans. Even if we sell all the common stock we are offering now, the Company will (possibly) need to raise more funds in the future, and if it can’t get them, we will fail. Even if we do make a successful offering in the future, the terms of that offering might result in your investment in the company being worth less, because later investors might get better terms.

We are offering Class A Voting Common Stock. We can issue preferred stock without stockholder approval.

We are offering Class A Voting Common Stock which has a reduced voting power of 1 vote per share when compared to the Class B Voting Common Stock which holds 10 votes per share, which means that as long as the Class B Voting Common Stock controls the company, you will not have a say, or could have a reduced say, in the direction of the Company, including any material corporate decisions, such as mergers, acquisitions, dissolution or winding up of the company. Our Board may make a decision you disagree with and you will not have a vote that could override their decision. Our certificate of incorporation authorizes us to issue “blank check” preferred stock, the designation, number, voting powers, preferences and rights of which may be fixed or altered from time to time by the board of directors. Accordingly, the board of directors has the authority, without stockholder approval, to issue preferred stock with rights that could materially adversely affect the rights of the common stock holders. New equity investors or lenders could have greater rights to our financial resources (such as liens over our assets) compared to existing shareholders. Additional financings could also dilute your ownership stake, potentially drastically. Companies, individuals, and current employees could receive stock in the future as compensation that could negatively impact your investment through dilution and reduced voting power.

Market Competition and Operating History Risks

Our new films, content, or products could fail to achieve the sales projections we expected

Our growth projections are based on an assumption that with an increased advertising and marketing budget our products, our feature films and television shows, will be able to gain traction in the marketplace. It is possible that our new products will fail to gain market acceptance for any number of reasons. If the new products fail to achieve significant sales and acceptance in the marketplace, this could materially and adversely impact the value of your investment.

We face significant market competition

We will compete with larger, established companies who currently have content products such as films, television shows, and other content in the market and/or various respective product development programs. They may have much better financial means and marketing/sales and human resources than us. They may succeed in developing and marketing competing equivalent products earlier than us, or superior products than those developed by us. There can be no assurance that competitors will render our technology or products obsolete or that the products developed by us will be preferred to any existing or newly developed technologies. It should further be assumed that competition will intensify.

We are competing against other recreational activities

Although we are a unique company that caters to a select market, we do compete against other recreational activities. Our business growth depends on the market interest in the Company over other activities.

We are an early stage company and has not yet generated consistent profits long term.

Called Higher Studios, Inc was formed on June 4, 2019. Accordingly, the Company has a limited history upon which an evaluation of its performance and future prospects can be made. Our current and proposed operations are subject to all business risks associated with new enterprises. These include likely fluctuations in operating results as the Company reacts to developments in its market, managing its growth and the entry of competitors into the market. We will only be able to pay dividends on any shares once our directors determine that we are financially able to do so. Called Higher Studios, Inc has incurred a net loss and has had limited revenues generated since inception. There is no assurance that we will be profitable in the next 3 years or generate sufficient revenues to pay dividends to the holders of the shares.

We are an early stage company and have limited revenue and operating history

The Company has a relatively short history of 5 years, few customers, and limited revenue history. If you are investing in this company, it’s because you think that Called Higher Studios, Inc is a good idea, that the team will be able to successfully create content, our product, market and sell the product or service, that we can price and produce them right and sell them to enough people or companies, so that the Company will succeed. Further, we have never turned a profit and there is no assurance that we will ever be profitable.

Trademarks and Patents Risks

Our trademarks, copyrights and other intellectual property could be unenforceable or ineffective

Intellectual property is a complex field of law in which few things are certain. It is possible that competitors will be able to design around our intellectual property, find prior art to invalidate it, or render the patents unenforceable through some other mechanism. If competitors are able to bypass our trademark and copyright protection without obtaining a sublicense, it is likely that the Company’s value will be materially and adversely impacted. This could also impair the Company’s ability to compete in the marketplace. Moreover, if our trademarks and copyrights are deemed unenforceable, the Company will almost certainly lose any potential revenue it might be able to raise by entering into sublicenses. This would cut off a significant potential revenue stream for the Company.

The cost of enforcing our trademarks and copyrights could prevent us from enforcing them

Trademark and copyright litigation has become extremely expensive. Even if we believe that a competitor is infringing on one or more of our trademarks or copyrights, we might choose not to file suit because we lack the cash to successfully prosecute a multi-year litigation with an uncertain outcome; or because we believe that the cost of enforcing our trademark(s) or copyright(s) outweighs the value of winning the suit in light of the risks and consequences of losing it; or for some other reason. Choosing not to enforce our trademark(s) or copyright(s) could have adverse consequences for the Company, including undermining the credibility of our intellectual property, reducing our ability to enter into sublicenses, and weakening our attempts to prevent competitors from entering the market. As a result, if we are unable to enforce our trademark(s) or copyright(s) because of the cost of enforcement, your investment in the Company could be significantly and adversely affected.

Production Expenses

Production expenses drastically reduce profitability in our industry. Our company had gross revenues of over two million dollars in 2021. A majority of these revenues were spent, as expenses, on the production of our first film, Camp Hideout, which decreased net profit. The gross revenue is not to be confused with gross profit or net profit. This will be true for most of the projects that we create and are involved in because of the high cost of production.

Deferred Revenue vs Gross Revenues

For the presale of films or other media projects, proceeds are sometimes received but are not counted as gross revenues until the asset is delivered. It is important to distinguish between deferred revenues, which are revenues that have been received and are sitting to the books of the company, and gross revenues, which are revenues that have been recognized once the product, such as a film, has been delivered. There is a risk that deferred revenues can be reversed should the film or product not be delivered.

Miscellaneous Risks

The offering price has been arbitrarily set by Called Higher Studios.

Called Higher Studios set the price of its Class A Voting Common Stock. Valuations for companies at our early state of development are purely speculative. We have not generated any significant revenue, nor do we have long term deals in place yet to do so. Our valuation has not been validated by any independent third party, and may fall precipitously. It is a question of whether you, the investor, are willing to pay this price for a percentage ownership of a start-up company. You should not invest if you disagree with this valuation.

Equity crowdfunding is relatively new.

Called Higher Studios existing funding and future fundraising plans are reliant on equity crowdfunding and provisions of the JOBS Act, which have been in effect for a short period of time. Secondary markets do not exist yet, and may not exist for some time, or ever, which hampers the ability for investors to sell their shares. The laws are complex, and interpretation by governing bodies doesn’t exist in some cases and may change over time in others. Changes to the laws or interpretations of the laws could impact Called Higher Studios’ ability to raise money as well as your ability to trade or sell your shares.

Cryptocurreny, NFT’s and the ICO wave could muddy the market.

Called Higher Studios has focused its fundraising efforts purely on the new provisions enabled by the JOBS Act. We feel this is a conservative approach given some of the volatility and uncertainty with ICOs and Tokens, but it could turn out to be overly conservative and result in Called Higher Studios missing out on a large wave of investment and/or being passed up by a competitor riding the ICO or Token wave.

Competitors could overtake our momentum.

As the marketplace becomes more intelligent about the JOBS Act and how an entertainment company could benefit from an equity crowdfunded financing round, competitors could launch their own equity crowdfunding campaigns and overtake our momentum.

The entertainment market in which we operate is intensely competitive, rapidly changing and increasingly fragmented, and we may not be able to compete effectively, especially against competitors with greater financial resources or marketplace presence, which could adversely affect our operating results

We face competition for our audiences from professional companies and other large, well-financed studios and content creators. We also compete with streaming services, live events, leisure activities, and any other event that a viewer may choose to attend or watch instead of our programming or content. This market is rapidly changing and increasingly fragmented. Many of the companies with whom we compete have substantially greater financial resources than we do, such as Angel Studios, Kingdom Story Company, Affirm Films, PureFlix, and others. Our competitors may engage in more extensive development efforts, undertake more far-reaching marketing campaigns, adopt more aggressive pricing policies and make more attractive projects or offers to existing and potential customers and employees. Our failure to compete effectively could result in a significant loss of project support, viewership, ticket or box office sales, merchandise sales, any of which could adversely affect our operating results

If we are unable to build and maintain our brand of entertainment, our operating results may be adversely affected. We are at the mercy of public perception.

Christian, Faith Based, and Family content has an intense core fan base, but it is not as large as the general market. The lack of awareness of our brand, among fans who have a large number of entertainment choices, may adversely affect our operating results. We must build and maintain a strong brand identity to attract and retain a broad fan base. The creation, marketing, and distribution of live events, films, tv programs, digital and other forms of content that we may produce that our fans value and enjoy is at the core of our business and is critical to our ability to generate revenues. Also important are effective consumer communications, such as marketing, customer service, and public relations. The role of social media by fans and by us is an increasingly important factor in our brand perception. If our efforts to create compelling services and goods and/or otherwise promote and maintain our brand, services and merchandise are not successful, our ability to attract and retain fans may be adversely affected. Such a result would likely lead to a decline in attendance, viewership, and other forms of content consumption for our projects. It could also lead to a decline in merchandise sales and any future film or television deals, which would also adversely affect our operating results. Film and Television production is created to evoke a passionate response from fans. This includes creating personas and characters that generate strong reactions, whether positive or negative. These personas do not necessarily represent the personal opinions of the Company, the actors, the writers, directors, or other people working on the projects. We may be associated with performers, actors, writers, and other industry professionals who are subject to changing public perceptions. The public perception of those people or the created personas depends on the social and political climate of the day, of which we have no control over, and personas that have previously been objects of derision may take on social significance that was never intended. Social media enables perceptions to spread quickly, whether accurate or not. This could impact our reputation and, depending on the severity, could adversely affect our revenues and our operating results.

We could incur substantial liability in the event of accidents or injuries occurring during our events or the production of our original content.

We will hold numerous events each year and plan to produce original content. These activities expose our company and our employees, actors, and others who are involved in the production of these projects to the risk of travel, work, and performance-related accidents, the consequences of which are not fully covered by insurance. The physical nature of creating productions and events exposes the previously mentioned people to the risk of serious injury or death. Although we self-insure medical costs for our productions and events and our employees, actors, and some others that work on our projects for injuries that they incur while performing or working on our projects and we also self insure a substantial portion of any other liability that we could incur relating to such injuries, liability to us resulting from any death or serious injury sustained by one of our employees, actors, or others while working on our projects or events, to the extent not covered by our insurance, could adversely affect our business, financial condition and operating results.

Costs associated with, and our ability to obtain, adequate insurance could adversely affect our profitability and financial condition.

We currently attempt to secure insurance programs to address our various risks with terms, conditions, and costs that are appropriate for our business. However, heightened concerns and challenges regarding property, casualty, liability, business interruption, and other insurance coverage have resulted from terrorist and related security incidents along with varying weather-related conditions and incidents. As a result, we may experience increased difficulty obtaining high policy limits of coverage at a reasonable cost, including coverage for acts of terrorism, cyber attacks, weather-related damage and other perils associated with our operations.

Part-Time founders and officers.

Ash Greyson is part time, this may result in diminished time being committed to Called Higher Studios and potentially impact company performance.

Other Interests

Our board members and founders have other interests in companies, some that may be similar in nature. You may not like or agree with certain structures, inter company relationships, or partnerships.

We could have a very large shareholder base in the future, which will likely continue to grow over time.

It is Called Higher Studio’s plans to acquire and have many shareholders. It is uncommon for a start-up company with limited resources and a small staff to attempt to do this or to have many investors. Our stated goal is to grow the shareholder base through multiple rounds of fundraising. Despite best efforts, it is possible that unexpected risks and expenses of managing this large shareholder base could divert management’s attention and cause Called Higher Studios to fail.

There is no current market for Called Higher Studio’s shares.

There is no formal marketplace for the resale of our securities. Shares of our Class A Voting Common Stock may be traded to the extent any demand and/or trading platform(s) exists. However, there is no guarantee there will be demand for the shares, or a trading platform that allows you to sell them. We do not have plans to apply for or otherwise seek trading or quotation of our Class A Voting Common Stock on an over-the-counter market. It is also hard to predict if we will ever be acquired by a bigger company. Investors should assume that they may not be able to liquidate their investment or pledge their shares as collateral for some time.

Our business model is dependent upon Regulation CF

Our business model is built around the idea that a company with many investors and fans will have a strategic advantage in the marketplace. For this reason, our company is dependent upon the Regulation Crowdfund raise and any adverse ability to execute a successful raise could adversely affect the company’s ability to succeed.

This offering involves “rolling closings,” which may mean that earlier investors may not have the benefit of information that later investors have.

Once we meet our target amount for this offering, we may request that StartEngine instruct the escrow agent to disburse offering funds to us. At that point, investors whose subscription agreements have been accepted will become our investors. All early-stage companies are subject to a number of risks and uncertainties, and it is not uncommon for material changes to be made to the offering terms, or to companies’ businesses, plans or prospects, sometimes on short notice. When such changes happen during the course of an offering, we must file an amended to our Form C with the SEC, and investors whose subscriptions have not yet been accepted will have the right to withdraw their subscriptions and get their money back. Investors whose subscriptions have already been accepted, however, will already be our investors and will have no such right

We may not be able to protect all our intellectual property. We may be subject to claims against us for violation of third party intellectual property rights.

Our profitability may depend in part on our ability to effectively protect our intellectual property, including our trademark and logo, original entertainment content in our projects, and our ability to operate without inadvertently infringing on the proprietary rights of others. Theft of our original entertainment content prior to release could adversely affect our revenue. Policing and protecting our intellectual property against piracy and unauthorized use by third parties may become time-consuming and expensive. Any litigation for both protecting our intellectual property and defending our original content could have a material adverse effect on our business, operating results and financial condition, regardless of the outcome of such litigation. While we generally own the intellectual property in our content, we may be subject to third parties alleging that we have violated their intellectual property rights. If we are unable to obtain sufficient rights, successfully defend our use, develop non-infringing technology or otherwise alter our business practices in a timely manner in response to claims against us for infringement, misappropriation, misuse or other violation of third-party intellectual property rights, our business and competitive position may be adversely affected. As a result of this type of dispute, we could also be required to develop non-infringing technology, make royalty or damage payments, enter into licensing agreements, adjust our merchandising or marketing activities or take other actions to resolve claims, any of which could be costly or unavailable on acceptable terms.

The loss of one or more of our key personnel, or our failure to attract and retain other highly qualified personnel in the future, could harm our business

To be successful, the Company requires capable people to run its day to day operations. As the Company grows, it will need to attract and hire additional employees in sales, marketing, design, development, operations, finance, legal, human resources and other areas. Depending on the economic environment and the Company’s performance, we may not be able to locate or attract qualified individuals for such positions when we need them. We may also make hiring mistakes, which can be costly in terms of resources spent in recruiting, hiring and investing in the incorrect individual and in the time delay in locating the right employee fit. If we are unable to attract, hire and retain the right talent or make too many hiring mistakes, it is likely our business will suffer from not having the right employees in the right positions at the right time. This would likely adversely impact the value of your investment.

The Company is vulnerable to hackers and cyber-attacks

As a business with an internet presence, we may be vulnerable to hackers who may access the data of our investors and the issuer companies that utilize our platform. Further, any significant disruption in service to Called Higher Studios, Inc, its assets, or in its computer systems could reduce the attractiveness of the platform and result in a loss of investors and companies interested in using or partnering with Called Higher Studios. Further, we rely on a third-party technology provider to provide some of our back-up technology. Any disruptions of services or cyber-attacks either on our technology provider or on Called Higher Studios could harm our reputation and materially negatively impact our financial condition and business.

We rely on third parties to provide services essential to the success of our business

We rely on third parties to provide a variety of essential business functions for us, including writing, producing, accounting, legal work, public relations, advertising, retailing, and distribution. It is possible that some of these third parties will fail to perform their services or will perform them in an unacceptable manner. It is possible that we will experience delays, defects, errors, or other problems with their work that will materially impact our operations and we may have little or no recourse to recover damages for these losses. A disruption in these key or other suppliers’ operations could materially and adversely affect our business. As a result, your investment could be adversely impacted by our reliance on third parties and their performance. It is also possible that some of these third parties, such as social media companies like Facebook, YouTube, and Google will change their processes, algorithms, policies, fact checking procedures, or may negatively suppress companies like ours who are faith based or have faith messages which could negatively impact our company and financial results.

Our future success depends on the efforts of a small management team. The loss of services of the members of the management team may have an adverse effect on the company. There can be no assurance that we will be successful in attracting and retaining other personnel we require to successfully grow our business.